Exhibit 99.2

INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 22, 2008, stockholders of WJ Communications, Inc. (“WJ”) approved and adopted the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 9, 2008 among TriQuint Semiconductor, Inc., (the “Company” or “TriQuint”), WJ, and ML Acquisition, Inc., (“ML”) a wholly-owned subsidiary of the Company. Following the stockholder approval, the merger of ML with and into WJ was completed pursuant to the terms of the Merger Agreement, with WJ becoming a direct wholly-owned subsidiary of the Company. The following unaudited pro forma condensed combined financial statements are based on the respective historical consolidated financial statements and the accompanying notes of TriQuint and WJ. The unaudited pro forma condensed combined balance sheet is based on historical balance sheets of TriQuint and WJ and has been prepared to reflect the merger as if it had been consummated on March 31, 2008. The unaudited pro forma condensed combined statements of income assume that the acquisition took place as of the beginning of our fiscal year 2007. These unaudited pro forma condensed combined financial statements are based on the assumptions set forth in the notes to such statements. The unaudited pro forma adjustments made in connection with the development of the unaudited pro forma information have been made solely for purposes of developing such unaudited pro forma information for illustrative purposes necessary to comply with the disclosure requirements of the Securities and Exchange Commission. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the results of operations for future periods or the combined financial position or the results that actually would have been realized had the entities been a single entity during these periods.

The unaudited pro forma condensed combined financial statements should be read in conjunction with Triquint’s audited consolidated financial statements and notes thereto included in TriQuint's Annual Report on Form 10-K for the year ended December 31, 2007 and the audited consolidated financial statements and notes thereto of WJ included in exhibit 99.1 included herein.

The acquisition was accounted for in accordance with the Statement of Financial Accounting Standards No. 141 “Business Combinations” (SFAS 141) using the purchase method of accounting. There are no significant differences between the accounting policies of TriQuint and WJ. The total cost of the acquisition has been preliminarily allocated to the assets acquired and the liabilities assumed based upon their respective fair values as determined by TriQuint. The actual allocation of the purchase price and the resulting effect on income may differ from the unaudited pro forma amounts included herein, once TriQuint completes its final analysis. In addition, the pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructurings resulting from the acquisition. Therefore, the actual amounts recorded as of the completion of the transaction and thereafter may differ from the information presented herein.

Unaudited Pro Forma Condensed Combined Balance Sheet

(In thousands, except per share data)

	TriQuint Semiconductor, Inc. March 31, 2008	WJ Communications, Inc. March 31, 2008	Adjustments March 31, 2008		Pro Forma March 31, 2008
Assets
Current assets:
Cash and cash equivalents	$219,357	13,844	(72,612	)(a)	160,589
Investments in marketable securities	—	1,303			1,303
Accounts receivable, net	62,817	7,351			70,168
Inventories, net	73,173	6,375	2,690	(b)	82,238
Prepaid expenses	6,307	984			7,291
Other current assets	17,343				17,343

Total current assets	378,997	29,857	(69,922)		338,932
Property, plant and equipment, net	210,249	5,285	(408	)(c)	215,126
Goodwill	4,817	6,834	22,334	(d)	33,985
Intangible assets	5,248	625	30,375	(e)	36,248
Other noncurrent assets, net	11,863	179			12,042

Total assets	$611,174	$42,780	$(17,621)		$636,333

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$46,662	5,911			52,573
Accrued payroll	20,511	1,313			21,824
Other accrued liabilities	6,195	3,874	(2,247	)(f)	7,822
Restructuring accrual		3,310	4,903	(g)	8,213

Total current liabilities	73,368	14,408	2,656		90,432
Long term income tax liability	10,439				10,439
Restructuring accrual		7,084	(291	)(h)	6,793
Other long-term liabilities	5,194	556	746	(i)	6,496

Total liabilities	89,001	22,048	3,111		114,160
Stockholders’ equity	522,173	20,732	(20,732	)(j)	522,173

	$611,174	$42,780	$(17,621)		$636,333

Unaudited Pro Forma Condensed Combined Statement of Income

(In thousands, except per share data)

	For the Twelve Months Ended December 31, 2007
	TriQuint Semiconductor, Inc.	WJ Communications, Inc.	Adjustments		Pro Forma
Revenues	$475,776	$43,944			519,720
Cost of goods sold	324,476	22,927	3,257	(1)	350,660

Gross profit	151,300	21,017	(3,257)		169,060
Research, development and engineering	65,361	14,904			80,265
Selling, general and administrative	61,993	15,077	820	(1)	77,890
In-process research and development	7,600	—			7,600
Loss (gain) on disposal of equipment	127	(901)			(774)

Total operating expenses	135,081	29,080	820		164,981

Operating income (loss)	16,219	(8,063)	(4,077)		4,079
Interest income	9,928	793	(3,623	)(2)	7,098
Interest expense	(1,646)	(78)			(1,724)
Foreign currency gain	343	0			343
Other, net	80	123			203

Other income, net	8,705	838	(3,623)		5,920

Income (loss) before income tax	24,924	(7,225)	(7,700)		9,999
Income tax expense (benefit)	1,530	(338)		(3)	1,192

Net Income (loss)	$23,394	$(6,887)	$(7,700)		8,807

Basic per share net income	$0.17				$0.06
Diluted per share net income	$0.16				$0.06
Basic	140,189				140,189
Diluted	142,490				142,490

Unaudited Pro Forma Condensed Combined Statement of Income

(In thousands, except per share data)

	For the Three Months Ended March 31, 2008
	TriQuint Semiconductor, Inc.	WJ Communications, Inc.	Adjustments		Pro Forma
Revenues	$111,138	$10,253			$121,391
Cost of goods sold	72,692	5,622	814	(1)	79,128

Gross profit	38,446	4,631	(814)		42,263
Operating expenses:
Research, development and engineering	19,943	2,737			22,680
Selling, general and administrative	16,281	4,842	205	(1)	21,328
Gain on disposal of equipment	(433)	(4)			(437)

Total operating expenses	35,791	7,575	205		43,571

Operating income (loss)	2,655	(2,944)	(1,019)		(1,308)
Other income (expense):
Interest income	2,001	97	(693	)(2)	1,405
Interest expense	(4)	(16)			(20)
Foreign currency gain	180	—			180
Recovery of impairment	105	—			105
Other, net	1	5			6

Other income, net	2,283	86	(693)		1,676

Income (loss) before income tax	4,938	(2,858)	$(1,712)		368
Income tax expense	458	25		(3)	483

Net Income (loss)	$4,480	$(2,883)	$(1,712)		(115)

Per Share Data
Basic per share net income	$0.03				(0.00)
Diluted per share net income	$0.03				(0.00)
Weighted-average shares outstanding:
Basic	142,973				142,973
Diluted	144,737				144,737

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (in thousands)

Note 1. Basis of Pro Forma Presentation

On May 22, 2008, stockholders of WJ Communications, Inc. approved and adopted the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 9, 2008 among TriQuint Semiconductor, Inc., a Delaware corporation (the “Company” or “TriQuint”), WJ Communications, Inc., a Delaware corporation, (“WJ”) and ML Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company. Following stockholder approval, the merger of Merger Sub with and into WJ was completed pursuant to the terms of the Merger Agreement, with WJ becoming a direct wholly-owned subsidiary of the Company. The unaudited pro forma condensed combined balance sheet is based on historical balance sheets of TriQuint and WJ and has been prepared to reflect the merger as if it had been consummated on March 31, 2008. The unaudited pro forma condensed combined statements of income assume that the acquisition took place as of January 1, 2007. The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a preliminary estimated purchase price of approximately $72,612 consisting of cash paid to acquire 100% of WJ’s outstanding stock and direct costs of the acquisition.

Preliminary Estimated Purchase Price Allocation

The preliminary allocation of the purchase price to WJ's tangible and identifiable intangible assets acquired and liabilities assumed was based on their estimated fair values as of the date of acquisition. Further adjustments to these estimates may be included in the final allocation of the purchase price of WJ, if the adjustment is determined within the purchase price allocation period (up to twelve months from the closing date). Accordingly, the pro forma purchase price adjustments are preliminary and have been mode solely for the purpose of providing the unaudited pro forma condensed combined financial statements.

The excess of the purchase price over the tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill. The Company recognized goodwill of $29,559 which represents payment in excess of the fair values of WJ’s assets and liabilities because this acquisition will enable the Company to combine RF power, switching and filtering in cost effective module solutions for base station and other infrastructure applications.

The calculation of purchase price and goodwill and other intangible assets is estimated as follows (in thousands):

Cash paid at closing	$71,957
Acquisition costs	655

Total	$72,612

The total purchase price was preliminarily allocated to WJ’s assets and liabilities based upon fair values as determined by the Company as of May 22, 2008 as follows:

Cash	$10,839
Accounts receivables and other assets	7,472
Inventory	10,433
Property, plant and equipment	4,673
Intangible assets	31,000
In-process research and development	1,400
Goodwill	29,559
Payables and other liabilities	(22,764)

Total	$72,612

Tangible assets acquired and liabilities assumed

The Company has estimated the fair value of tangible assets acquired and liabilities assumed. These estimates are based on a valuation dated as of May 22, 2008.

Identifiable intangible assets

The Company has estimated the fair value of the acquired identifiable intangible assets, which are subject to amortization, using the income approach. The following table sets forth the components of these intangible assets and their estimated useful lives.

	Fair value	Estimated useful life
Developed technology	$22,800	7 years
Customer relationships	$8,200	10 Years
In-process research and development	$1,400	expensed

In-process research and development

In-process research and development (IPRD) represents WJ’s research and development projects that had not reached technological feasibility and had no alternative future use when acquired. Using the income approach to value the IPRD, the Company determined that $1,400 of the purchase price represents purchased in-process research and development. Due to its non-recurring nature, the IPRD expense has been excluded from the unaudited pro forma condensed combined statements of operations. The IPRD costs have been expensed in the Company's consolidated financial statements in the period in which the transaction closed.

Note 2. Pro Forma Adjustments

The following is a description of pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements:

Balance Sheet

(a)	Represents the cash paid for the WJ acquisition of $71,957 and direct acquisition costs of $655.

(b)	Raw material inventory is estimated at the current replacement value. Work-in-process inventory is estimated at the fair market value which is the estimated selling price less the sum of (a) costs to complete the manufacturing process, (b) costs of disposal and (c) a reasonable profit margin for the completing and selling effort. Finished goods inventory is estimated at the fair market value which is the estimated selling price less the sum of (a) costs of disposal and (b) a reasonable profit margin for the completing and selling effort.

(c)	Property, plant and equipment is estimated at the current replacement value based on an appraisal dated May 23, 2008.

(d)	Represents the elimination of WJ’s previously existing acquisition related goodwill of $6,834 and the addition of $29,168 of goodwill associated with this transaction as if this transaction had occurred on March 31, 2008.

(e)	Represents the elimination of WJ’s previously existing acquisition related intangibles of $625 and the addition of $31,000 of identifiable intangible assets with definitive lives associated with this transaction.

(f)	Represents the elimination of WJ’s deferred revenue due to a purchase allocation adjustment of $2,099 and WJ's short term portion of deferred rent of $148.

(g)	Represents the elimination of WJ’s restructuring accrual and the addition of $8,213 for the short term portion of the restructuring accrual related to this transaction. In accordance with EITF 95-3 “Recognition of Liabilities in Connection with a Purchase Business Combination” the Company committed to a restructuring plan to consolidate facilities in San Jose and China and to reduce certain redundant positions in the WJ operations as a result of the acquisition.

(h)	Represents the elimination of WJ’s restructuring accrual and the addition of $6,793 for the long term portion of the restructuring accrual related to this transaction. In accordance with EITF 95-3 “Recognition of Liabilities in Connection with a Purchase Business Combination” the Company committed to a restructuring plan to consolidate facilities in San Jose and China and to reduce certain redundant positions in the WJ operations as a result of the acquisition.

(i)	Represents the elimination of WJ’s long term portion of deferred rent of $479 and the addition of the unfavorable lease liability of $1,225.

(j)	Represents the elimination of WJ’s historical shareholder’s equity

Income Statement

(1)	Represents the amortization of the newly acquired acquisition related intangible assets that would have been amortized on a straight line method.

(2)	Represents the reduction of recorded interest income related to lower cash and short term investment balances as a result of the cash used to fund the acquisition. The interest was calculated using an average interest rate of 4.99% and 3.82% for the year ended December 31, 2007 and the three months ended March 31, 2008, respectively.

(3)	Both companies are under full valuation allowances. As such, no tax expense was recognized on the pro forma adjustments.